UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2003

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On September 24, 2003, the Mohegan Tribal Gaming Authority (the “Authority”) announced that it has extended and amended its pending solicitation of consents (the “Consent Solicitation”) from holders of its outstanding $200,000,000 principal amount of 8 1/8% Senior Notes due 2006, $150,000,000 principal amount of 8 3/8% Senior Subordinated Notes due 2011 and $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012 (collectively, the “Notes”) to amend the indentures for the Notes. The expiration date for the Consent Solicitation has been extended from 5:00 p.m., New York City time, on Tuesday, September 23, 2003, to 5:00 p.m., New York City time, on Thursday, September 25, 2003.

The purpose of the proposed amendments is to conform certain provisions of the indentures governing the Notes to the applicable provisions of the Authority’s most recent indenture entered into in July 2003 in connection with the issuance of its 6 3/8% Senior Subordinated Notes due 2009 (the “6 3/8% Notes”). However, as a result of the amendment of the Consent Solicitation, certain provisions of the indentures governing the Notes will continue to be more restrictive than the corresponding provisions of the indenture for the 6 3/8% Notes.

The fee to be paid for each consent properly delivered and not revoked prior to the expiration of the Consent Solicitation is $5.00 in cash for each $1,000 principal amount of Notes.

On September 24, 2003, the Authority issued a press release relating to the extension and amendment of the Consent Solicitation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com under “About Mohegan Sun/Investor Relations.”

Item 7.    Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated September 24, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: September 24, 2003	By:	/s/ Mark F. Brown
Mark F. Brown Chairman, Management Board

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated September 24, 2003.